EXHIBIT 10.3
STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made as of September 11, 2023 (the “Effective Date”) by and among ImmunityBio, Inc., a Delaware corporation (the “Company”), NantCell, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“NantCell”), Nant Capital, LLC (“Nant Capital”), NantMobile, LLC (“NantMobile”) and NantCancerStemCell, LLC (“NCSC” and together with Nant Capital and NantMobile, each a “Purchaser” and collectively the “Purchasers,” and the Purchasers together with the Company and NantCell, each a “Party” and collectively the “Parties”).
WHEREAS, the Company or NantCell and the Purchasers are parties to certain promissory notes of the Company as set forth on Schedule I hereto (the “Notes”) in the amounts set forth on Schedule I hereto.
WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, free and clear of all liens and encumbrances, the number of shares of the Company’s common stock, par value $0.0001 per share (each a “Share” and collectively the “Shares”) as set forth opposite each Purchasers’ name on Schedule II hereto, and the Company, NantCell and the Purchasers desire to exchange the Notes for the Shares.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Purchase and Sale; Exchange. Subject to the terms and conditions of this Agreement, at the Closing, the Notes, and all rights and obligations thereunder, shall be exchanged for the sale and issuance of the Shares by the Company to the Purchasers and the Company shall be forever released and discharged from all its obligations and liabilities under the Notes and the notes shall be deemed satisfied and of no further force or effect as a result of the exchange, whether or not the original Notes have been delivered to the Company for cancellation.
2.Closing. The closing of the sale and purchase of the Shares (the “Closing”) shall occur on the Effective Date, or at any other time mutually agreed upon by the Company and the Purchasers. The Closing will take place at the principal office of the Company or at such other place as shall be designated by the Company. At the Closing, the Company shall issue instructions to its transfer agent to issue the Shares to each Purchaser effective as of the Effective Date and to deliver certificated Shares to each Purchaser as soon as reasonably practicable following the Effective Date, and each Purchaser shall deliver (or shall be deemed to have been delivered on the date of this Agreement) the original Notes to the Company.
3.Purchaser’s Representations and Warranties. Each Purchaser represents and warrants to the Company, as of the Effective Date, as follows:
(a)Authority. The Purchaser has full power and authority or legal capacity, as applicable, to execute, deliver and perform under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser, constitutes the Purchaser’s valid and binding obligation, and is enforceable in accordance with its terms. The Purchaser has the capacity to act on the Purchaser’s own behalf and on behalf of all who might claim through the Purchaser to bind them to the terms and conditions of this Agreement. The Purchaser has never filed any petition under applicable bankruptcy laws, no such petition has ever been filed involuntarily against the Purchaser, no custodian or receiver has ever been appointed with respect to the Purchaser’s assets, and the Purchaser is not now insolvent.

(b)The execution and delivery by the Purchaser of this Agreement, consummation of the transactions contemplated hereby that are required to be performed by the Purchaser and compliance with the terms of this Agreement will not (i) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any material contract to which the Purchaser or any of its subsidiaries is a party or by which the Purchaser or any of its subsidiaries or its or any of their respective properties is bound or affected, (ii) conflict with or violate in any material respect any law applicable to the Purchaser or to any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in the creation of, or require the creation of, any lien upon any shares of capital stock or any property of the Purchaser or any of its subsidiaries.
(c)Consents. Except for filings that may be required under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, no consent, approval, order, or authorization of, and no registration, qualification, designation, declaration, or filing or notice of or with any governmental authority, regulatory agency, stock exchange or third-party is required in connection with the Purchaser’s purchase of the Shares or with the consummation of the transactions contemplated by this Agreement.
4.Company Representations and Warranties. The Company represents and warrants to each Purchaser, as of the Effective Date, as follows: (i) the Company is duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware; (ii) the Company has full power and authority or legal capacity, as applicable, to execute, deliver and perform this Agreement to which it is a Party and to consummate the transactions contemplated hereby; (iii) the execution and delivery of this Agreement and the performance by the Company of the transactions contemplated hereby that are required to be performed by the Company have been duly authorized by the board of directors of the Company in accordance with applicable law and the certificate of incorporation and bylaws or other similar organizational documents of the Company, and no other corporate proceedings on the part of the Company (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement; (iv) the Company has a sufficient number of shares of its common stock available for issuance as Shares under this Agreement, and such Shares, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid, non-assessable and free from any encumbrances and (v) this Agreement has been duly executed and delivered by the Company, constitutes the Company’s valid and binding obligation, and is enforceable in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
5.General Provisions.
A.Choice of Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.
B.Integration. This Agreement, including all schedules hereto, represents the entire agreement between the Parties with respect to the purchase of the Shares by the Purchaser and supersedes and replaces any and all prior written or oral agreements regarding the subject matter of this Agreement, including, but not limited to, any representations made during any discussions or negotiations whether written or oral.

C.Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or the Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid and return receipt requested, and addressed to the Parties at the addresses provided or such other address as a Party may request by notifying the other in writing.
D.Assignment; Transfers. Except as set forth in this Agreement, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Purchaser without the prior written consent of the Company. Any attempt by the Purchaser without such consent to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Except as set forth in this Agreement, any transfers in violation of any restriction upon transfer contained in any section of this Agreement shall be void, unless such restriction is waived in accordance with the terms of this Agreement.
E.Amendment; Waiver. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Purchaser. Either Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that Party from thereafter enforcing any other provision of this Agreement. The rights granted both Parties hereunder are cumulative and shall not constitute a waiver of either Party’s right to assert any other legal remedy available to it.
F.Further Documents. The Purchaser agrees upon request to execute any further documents or instruments necessary or reasonably desirable in the view of the Company to carry out the purposes or intent of this Agreement, including (but not limited to) the applicable exhibits and attachments to this Agreement.
G.Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.
H.Reliance on Counsel and Advisors. Each Purchaser acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation, is representing only the Company in this transaction. Each Purchaser acknowledges that he, she or it has had the opportunity to review this Agreement, including all attachments hereto, and the transactions contemplated by this Agreement with his, her or its own legal counsel, tax advisors and other advisors. Each Purchaser is relying solely on his, her or its own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Agreement.
I.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.
(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first set forth above.

IMMUNITYBIO, INC.

By:	/s/ Richard Adcock
Name:	Richard Adcock
Title:	Chief Executive Officer and President

NANTCELL, INC.

By:	/s/ David Sachs
Name:	David Sachs
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first set forth above.

NANT CAPITAL, LLC

By:	/s/ Charles N. Kenworthy
Name:	Charles N. Kenworthy
Title:	Manager

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first set forth above.

NANTMOBILE, LLC

By:	/s/ Robert Morse
Name:	Robert Morse
Title:	Authorized Signer

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first set forth above.

NANTCANCERSTEMCELL, LLC

By:	/s/ James Banaag
Name:	James Banaag
Title:	Authorized Agent

SCHEDULE I
1.Second Amended and Restated Convertible Promissory Note by and among the Company, NantCell and Nant Capital, dated August 31, 2022, in the principal amount of $55,225,683.
2.Amended and Restated Convertible Promissory Note by and among the Company, NantCell and Nant Capital, dated August 31, 2022, in the principal amount of $50,000,000.
3.Amended and Restated Convertible Promissory Note by and among the Company, NantCell and Nant Capital, dated August 31, 2022, in the principal amount of $40,000,000.
4.Second Amended and Restated Convertible Promissory Note by and among the Company, NantCell and NantMobile, dated August 31, 2022, in the principal amount of $55,000,000.
5.Second Amended and Restated Convertible Promissory Note by and among the Company, NantCell and NantCancerStemCell, dated August 31, 2022, in the principal amount of $33,000,000.

SCHEDULE II

Purchaser	Outstanding Principal	Outstanding Interest	Total Outstanding Under Notes	Number of Shares
Nant Capital, LLC	$55,225,683	$11,531,032	$66,756,715	51,749,391
Nant Capital, LLC	$50,000,000	$9,356,865	$59,356,865	46,013,073
Nant Capital, LLC	$40,000,000	$460,274	$40,460,274	31,364,553
NantMobile, LLC	$55,000,000	$6,349,735	$61,349,735	47,557,934
NantCancerStemCell, LLC	$33,000,000	$9,063,011	$42,063,011	32,606,985